Exhibit 10.2

SUPPORT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of May 10, 2021 between Coeur Mining, Inc., a corporation governed by the laws of Delaware (“Coeur”), and Orion Co-VI Ltd., a corporation governed by the laws of the Cayman Islands (the “Shareholder”).

WHEREAS:

A.
The Shareholder is the registered and/or direct or indirect beneficial owner of, or exercises control or direction over, issued and outstanding common shares (the “Common Shares”) in the capital of Victoria Gold Corp. (the “Company”) and securities (“Convertible Securities”) convertible or exchangeable into, or exercisable to acquire, Common Shares, as set out under the heading “Current Number of Securities” in Appendix I hereto;

B.
Coeur and the Shareholder have entered into a purchase agreement dated the date hereof (the “Purchase Agreement”) pursuant to which, among other things, the Shareholder has agreed to sell and Coeur or one of its Affiliates (as defined herein) has agreed to acquire 11,067,714 Common Shares, representing approximately 17.8% of the common stock of the Company (the “Acquired Shares”), based on the most recent public disclosure of the Company;

C.
Following the completion of the transactions contemplated by the Purchase Agreement, the Shareholder will be the registered and/or direct or indirect beneficial owner of, or exercises control or direction over, the Common Shares and Convertible Securities, as set out under the heading “Post-Closing Number of Securities” in Appendix I hereto (the “Retained Securities”);

D.
The Shareholder understands that Coeur may consider an offer, proposal or transaction that would result in (i) the acquisition by Coeur of voting securities of the Company  representing more than fifty percent (50%) of votes represented by all issued and outstanding voting securities of the Company, or (b) the acquisition by Coeur of all or substantially all of the assets and properties of the Company on a consolidated basis (a “Transaction”, and if the same is undertaken by a person other than Coeur, an “Alternative Transaction”); and

E.
This Agreement sets out the terms and conditions of the Shareholder’s agreement to (i) support a Transaction if Coeur determines to pursue such and (ii) deposit or cause to be deposited, or vote or cause to be voted, as applicable, the Common Shares, as set out under the heading “Post-Closing Number of Securities” in Appendix I, and all Common Shares subsequently legally or beneficially acquired by the Shareholder or over which the Shareholder will have control or direction, including Common Shares acquired upon exercise or exchange of Convertible Securities (collectively and with the Retained Securities, the “Subject Securities”) in favour of such Transaction.

NOW THEREFORE in consideration of the covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Coeur and the Shareholder agree as follows:

ARTICLE 1
REPRESENTATIONS AND WARRANTIES

1.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to and in favour of Coeur as follows as at the date hereof and immediately prior to the time at which any of the Subject Securities may be acquired, directly or indirectly, by Coeur or its Affiliates, and acknowledges that Coeur is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. The Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b)
Authorization. The Shareholder has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein.  The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery hereof and thereof by Coeur, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(c)
Ownership, etc. The Shareholder is either (i) the legal and beneficial owner of, or (ii) the beneficial owner exercising control and direction over (but not the holder of record of) all of the Subject Securities. The only securities of the Company legally or beneficially owned by the Shareholder, or over which the Shareholder exercises control or direction, are those listed under the heading “Current Number of Securities” on Appendix I hereto and the gold options certificate dated April 13, 2018 between the Shareholder and the Company (the “Gold Option”). For greater certainty, the term “Subject Securities” as used herein, includes the Common Shares and Convertible Securities listed on Appendix I and any securities of the Company into which the Convertible Securities may be converted through the exercise, conversion or exchange of the Convertible Securities but does not include the Gold Option. Except for the securities set out under the heading “Post-Closing Number of Securities” in Appendix I, the Shareholder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of the Company.

(d)
Good Title. If the Subject Securities are transferred to Coeur, the Subject Securities will be transferred to and acquired by Coeur or its Affiliates with good and marketable title, free and clear of any and all encumbrances in accordance with the terms of the Transaction. Other than the Shareholder Rights Agreement dated June 25, 2019 between the Shareholder and the Company, the Subject Securities are not subject to any securityholders’ agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a securityholders’ agreement, voting trust or other agreement affecting the Subject Securities or the ability of the Shareholder (or, after any acquisition of the Subject Securities by Coeur, Coeur) to exercise all ownership rights thereto, including the voting of any such Subject Securities or any securities of the Company for which the Subject Securities may be exercised, converted or exchanged.

(e)
No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Shareholder, or any registered holder of the Subject Securities or any other person, of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement. Other than as disclosed in writing by the Shareholder to Coeur, there does not exist any agreement, understanding or commitment giving rise to any obligations, financial or otherwise, on the part of the Company or any of its Affiliates to the Shareholder, or any Affiliates of the Shareholder, as applicable (or any Associates or Insiders) (as such foregoing capitalized terms are defined in the Securities Act (Ontario)).

(f)
No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Shareholder, that relates or could relate to this Agreement or otherwise materially impairs or could materially impair the ability of the Shareholder to consummate the transactions contemplated hereby or the title of the Shareholder to any of the Subject Securities.

(g)
Consents. There is no requirement of the Shareholder to make any filing with, give any notice to, or obtain any permit, licence, sanction, ruling, order, exemption or consent, approval or waiver of, any governmental authority or other person (including the lapse, without objection, of a prescribed time under applicable laws that states that a transaction may be implemented if a prescribed time lapses following the giving of notice) as a condition to the lawful completion of the transactions contemplated by this Agreement, or the execution and delivery by the Shareholder and enforcement against the Shareholder of this Agreement.

(h)
Sophisticated Seller. The Shareholder has independently and without reliance upon Coeur, and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Coeur has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

1.2	Representations and Warranties of Coeur

Coeur represents and warrants as follows as at the date hereof and immediately prior to the time at which any of the Subject Securities may be acquired, directly or indirectly, by Coeur or its Affiliates, and acknowledges that the Shareholder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	Organization. Coeur is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)
Authorization. Coeur has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution, delivery and performance by Coeur of this Agreement and the consummation by Coeur of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Coeur and, assuming due authorization, execution and delivery hereof and thereof by the Shareholder, constitutes a legal, valid and binding obligation of Coeur, enforceable against Coeur in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

ARTICLE 2
COVENANTS OF THE SHAREHOLDER

2.1	General

The Shareholder covenants that from the date hereof until the termination of this Agreement pursuant to Article 4, the Shareholder and any registered holder of the Subject Securities will:

(a)
not acquire additional Common Shares, except pursuant to an issuance of newly issued Common Shares by the Company at any time prior to any announcement by the Company that it has entered into, or proposes to enter into, a Transaction or an Alternative Transaction;

(b)
not sell or transfer any right or interest (legal or equitable) in, grant an option on, pledge, encumber, grant any encumbrance on or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to, any of the Subject Securities, to any person or group (except to Coeur or any of its Affiliates, or to an affiliate of the Shareholder), or agree to do any of the foregoing; and

(c)	not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Subject Securities pursuant to this Article 2.

2.2	Acknowledgement

Coeur acknowledges and agrees that the Shareholder is bound hereunder solely in its capacity as a Shareholder and that the provisions hereof shall not be deemed or interpreted to bind a nominee of the Shareholder in his or her capacity as a director, officer or employee of the Company.

ARTICLE 3
SUPPORT

3.1	Common Shares

If Coeur determines to pursue a Transaction that is supported by a majority of the board of directors of the Company (the “Board of Directors”), the Shareholder irrevocably and unconditionally agrees to:

(a)
if the Transaction is an offer that is supported by a majority of the Board of Directors, deposit or cause to be deposited with the depositary under such offer, all of the Subject Securities, as applicable, on or before the tenth (10th) business day prior to the last day permitted for the deposit of securities under such offer, together with all duly completed and executed letters of transmittal (as applicable), and not withdraw such deposited Subject Securities except in accordance with this Agreement; or

(b)
if the Transaction is an amalgamation, arrangement or other transaction requiring a vote of approval by shareholders of the Company that is supported by a majority of the Board of Directors, vote or cause to be voted, and to cause all acts and things to be done to vote or cause to be voted the Subject Securities, as applicable, in favour of such Transaction at any meeting related thereto and pursuant thereto to duly complete and cause forms of proxy in respect of all of the Subject Securities, as applicable, and any other documents required in accordance with the Transaction, to be validly delivered in support of the Transaction on or before the tenth (10th) business day prior to the last day permitted for the delivery of Proxies, and not withdraw such forms of proxy except in accordance with this Agreement.

ARTICLE 4
TERMINATION OF AGREEMENT

4.1	Termination

This Agreement may be terminated:

(a)	at any time upon the written agreement of Coeur and the Shareholder;

(b)	by Coeur by written notice to the Shareholder if the Shareholder is in material breach of any representation, warranty or covenant of the Shareholder contained herein;

(c)	automatically upon the earliest to occur of:

(i)
October 31, 2021, provided that if Coeur and the Company have executed a definitive agreement in support of a Transaction, the date of October 31, 2021 shall be extended until the earlier of: (A) closing of such Transaction, (B) termination in accordance with such definitive agreement, or (C) the date that is six (6) months following the date of such definitive agreement,

(ii)
Coeur informing the Company in writing that it is no longer pursuing a Transaction, and for greater certainty, Coeur agrees that it shall immediately provide notice to the Shareholder if it so informs the Company,

(iii)	Coeur transferring, selling or otherwise disposing of any of the Acquired Shares, other than to an Affiliate, prior to the closing of a Transaction,

(iv)	Coeur not filing a Registration Statement by the Filing Deadline (as each term is defined in the Purchase Agreement) on and subject to the terms as set out in Section 7 of the Purchase Agreement,

(v)
the business day before the date on which the Shareholder is required to cast its vote in connection with an Alternative Transaction that is an amalgamation, arrangement or other transaction requiring a vote of approval by shareholders of the Company that is supported by a majority of the Board of Directors, and

(vi)
the date on which the Shareholder enters into a support agreement in respect of an Alternative Transaction that is supported by a majority of the Board of Directors and for which the Company or the Board of Directors has received a fairness opinion from a reputable financial advisor.

4.2	Effect of Termination

If this Agreement is terminated pursuant to this Article 4, there shall be no liability or further obligation on the part of any party hereto; provided that nothing in this Section 4.2 shall release the parties to this Agreement of liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof. Upon termination, the Shareholder shall be permitted to immediately withdraw any (i) Subject Securities deposited pursuant to Section 3.1(a), or (ii) forms of proxy delivered pursuant to 3.1(b), and Coeur will cooperate with the Shareholder and otherwise use reasonable efforts to facilitate such withdrawal. Notwithstanding the foregoing, Sections 4.2, 5.1, 5.2, 5.11 and 5.18 shall continue in full force and effect and survive any termination or purported termination of this Agreement or any of its terms.

ARTICLE 5
GENERAL

5.1	No Obligation

Notwithstanding any term of this Agreement, the Shareholder acknowledges that Coeur shall not be under any obligation to pursue any Transaction in respect of or relating to the Company and will make and complete any Transaction only on terms and conditions satisfactory to it, in its sole and absolute and unfettered discretion.

5.2	Disclosure

Except as required by laws or applicable stock exchange requirements, the parties shall not make any public announcement or statement with respect to any Transaction or this Agreement without the prior approval of other party. Subject to applicable laws and stock exchange requirements, the parties agree to provide prior notice to the other party of any public announcement by such party relating to any Transaction or this Agreement and agrees to reasonably consult with the other party prior to issuing such public announcement. The Shareholder consents to Coeur disclosing the existence of this Agreement in any press release or other public disclosure document and consents to a copy of this Agreement being provided to the Company and filed on, or submitted to, the System for Electronic Document Analysis and Retrieval (“SEDAR”) in Canada and the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) on or following the date hereof. The parties acknowledge and agree that a summary of this Agreement and the negotiations leading to its execution and delivery may appear in public disclosure documents required by applicable securities laws in connection with any Transaction and the parties shall reasonably consult with each other before including any such summary in any public disclosure documents.

5.3	Further Assurances

Each of the parties hereto will, from time to time, promptly execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.4	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior express written consent of the other party. Notwithstanding the foregoing provisions of this Section 5.4, Coeur may assign all or any part of its rights or obligations under this Agreement to an Affiliate of Coeur, provided that if such assignment takes place, Coeur shall continue to be liable to the Shareholder for any default in performance by the assignee.

5.5	Survival

The representations and warranties set forth in this Agreement shall survive for a period of two years following the acquisition of the Subject Securities pursuant to any Transaction, unless this Agreement is terminated in accordance with its Article 4 hereof, in which case the representations and warranties shall be terminated.

5.6	Time

Time shall be of the essence of this Agreement.  In this Agreement, “business day” shall mean any day that is not a Saturday, Sunday or statutory or civic holiday in the Province of Ontario.

5.7	Currency

All sums of money referred to in this Agreement shall mean Canadian funds.

5.8	Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated herein shall be governed by, and construed in accordance with, the internal laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Offer.

5.9	Entire Agreement and Schedules

This Agreement, including the Appendix hereto, constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. The Appendix hereto shall for all purposes form an integral part of this Agreement.

5.10	Amendment and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

5.11	Specific Performance and Injunctions

The parties recognize and acknowledges that this Agreement is integral to each party and as part of any Transaction that Coeur may pursue in respect of the Company and that Coeur would not contemplate pursuing any Transaction unless this Agreement was executed, and that a breach by a party of any covenants or other commitments or obligations contained in the Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties hereto agrees that, in the event of such breach, such party will be entitled to the remedy of specific performance of such obligation and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which such party may be entitled, at law or in equity.

5.12	Common Shares

References to “Common Shares” and “Subject Securities” include any securities into which the Common Shares and other Convertible Securities of the Company may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any distributions of securities which may be declared in respect of such securities.

5.13	Headings, etc.

The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

5.14	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, then the next succeeding business day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not, then the next succeeding business day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(i)	if to the Shareholder, at the address set out in Appendix I

(ii)	if to Coeur:

Coeur Mining, Inc.
104 S. Michigan Ave, Suite 900
Chicago IL 60603

Attention:  Mitchell J. Krebs and Casey Nault
Facsimile: (416) 362-7844

with a copy (which shall not constitute notice) to:

Goodmans LLP
Suite 3400, 333 Bay Street
Toronto, ON M5H 2S7

Attention:  Kari MacKay
Facsimile: (416) 979-1234

5.15	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.16	Nature of Support Agreement

The parties acknowledge and agree that this Agreement is a support agreement relating to the Subject Securities and that the parties are not ‘acting jointly or in concert’, (as such term is defined for the purposes of National Instrument 62-104 – Takeover Bids and Issuer Bids) with each other with respect to Victoria or a Transaction

5.17	Definitions, Gender and Number

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

5.18	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

5.19	Fees and Expenses

Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

5.20	Counterparts

This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

COEUR MINING, INC.

Per:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President & Chief Executive Officer

ORION CO-VI LTD.

Per:	/s/ Dov Lader
Name: Dov Lader
Title: Director

APPENDIX I
SUBJECT SECURITIES

	CURRENT NUMBER OF SECURITIES	EXERCISE OR CONVERSION PRICE	POST CLOSING NUMBER OF SECURITIES
Common Shares	22,520,324	N/A	11,452,610
Options	Nil	N/A	Nil
Warrants	1,666,667	$9.375	1,666,667

Address for Notice:

Orion Co-VI Ltd.
c/o Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Attention:	Stephen Watler
Facsimile:	345-814-5119
Email:	Stephen.Watler@maplesandcalder.com

And with a copy (which shall not constitute notice) to:

Orion Resources Partners (USA) LP
7 Bryant Park
1045 Avenue of the Americas
New York, NY 10018

Attention: General Counsel
Facsimile: (212) 596-3489
Email: notices@orionrp.com

And with a copy (which shall not constitute notice) to:

Torys LLP
79 Wellington Street West, Suite 3000
Toronto, Ontario, Canada
M5K 1N2

Attention: Michael Pickersgill
Facsimile: (416) 865-8180
Email: mpickersgill@torys.com